Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS SECOND QUARTER EARNINGS

Diluted Earnings Per Share of 17 Cents; Annualized Core Deposit Growth of 22% in the Quarter

Brooklyn, NY – July 25, 2007 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $5.6 million, or 17 cents per diluted share, for the quarter ended June 30, 2007, compared to $9.1 million, or 26 cents per diluted share, for the quarter ended June 30, 2006 and $5.8 million, or 17 cents per diluted share, for the quarter ended March 31, 2007.

Core earnings were substantially the same as reported earnings during the quarters ended June 30, 2007 and March 31, 2007, and were $8.4 million, or $0.24 per diluted share, for the quarter ended June 30, 2006. Reported earnings exceeded core earnings during the quarter ended June 30, 2006 due to a pre-tax gain of $1.1 million on the sale of mutual fund investments associated with the Company's Benefit Maintenance Plan.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, “The second quarter of 2007 was in line with  our expectations, with loan prepayment fee income falling within our forecasted range."

Mr. Palagiano continued,  "Deposit and asset growth continue, although they have come at a price of reduced margins.  This accounts for the flat earnings outlook over the near term.  However, we have concluded that such growth is necessary at this time, despite the narrow margins, if we are to provide a platform for the resumption of earnings growth in 2008.  On a more positive note, yields on new loans continue to be above the portfolio rate, and credit quality and the credit outlook remain outstanding."

Second Quarter 2007 Highlights

▪	Real estate loan originations were $111.0 million at an average rate of 6.59%, compared to $123.3 million at an average interest rate of 6.34% during the first quarter of 2007.

▪	Loans in the pipeline approximated $127.6 million at quarter-end, including commitments for sale to Fannie Mae of $20.5 million.

▪
The annualized loan amortization rate was 10% compared to 11% during the previous quarter.  Prepayment fee income was $934,000, compared to $1.2 million in the March 2007 quarter and $2.1 million in the June 2006 quarter.

▪	Ending deposits increased by 5% annualized, and linked quarter average cost of deposits rose from 3.54% to 3.62%. Core deposits increased by 22% annualized.

▪	Net interest margin was 2.27%, down from 2.33% sequentially.

▪
The Company repurchased 819,526 shares of its common stock, compared to 425,458 shares repurchased in the March 2007 quarter.  The consolidated tangible stockholders' equity ratio fell to 7.06% at June 30, 2007 from 7.24% at March 31, 2007.

▪	Quarterly non-interest expense was flat sequentially and up 6% year-over-year.

OPERATING RESULTS

For the quarter ended June 30, 2007, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $8.6 million, compared to $12.6 million in the same quarter of the previous year.  The $4.0 million decrease was due to a decline of $3.2 million in net interest income and an increase of $671,000 in non-interest expense experienced primarily in salary and benefits.

The net interest margin contracted 52 basis points, from 2.79% during the June 2006 quarter to 2.27% during the June 2007 quarter, due mainly to an increase of 82 basis points in the average cost of deposits during the comparative period.

Pre-tax income, excluding gains and losses on the sale of assets was $8.8 million during the March 2007 quarter.  The $200,000 decline from the March 2007 quarter was primarily due to a decrease of $217,000 in net interest income.  The decline in net interest income resulted principally from a decrease of $339,000 in prepayment fee and late charge income during the comparative period.  The net interest margin remained relatively flat during the same period.

Excluding the effects of prepayment fee and late charge income, net interest income would have increased $122,000 and the net interest margin would have declined 2 basis points during the quarter ended June 30, 2007 compared to the quarter ended March 31, 2007.

Mr. Palagiano commented, "It now appears, barring any further significant rise in deposit interest rates, that the Bank’s net interest margin has stabilized, and that our current deposit rate offerings are priced in a way that should enable us to retain much of the new deposits we acquired so far this year."

The average yield on portfolio real estate loans, excluding the effects of prepayment and late fee income, was 5.78% during the quarter ended June 30, 2007 and 5.75% during the quarter ended March 31, 2007. The interest rates on newly originated real estate loans averaged 6.59% during the second quarter of 2007, compared to a weighted average rate on loans repaid of 6.04% during the period.

Non-interest income, excluding gains or losses on the sale of assets, totaled $2.2 million during the quarter ended June 30, 2007, relatively constant from the March 2007 quarter and down $212,000 from the June 2006 quarter due to declines in both retail banking and loan servicing income during the comparative period.

The Company sold loans to Fannie Mae totaling $17.0 million, $21.0 million and $20.2 million, recording gains of $223,000, $253,000 and $244,000, during the quarters ended June 30, 2007, June 30, 2006 and March 31, 2007, respectively.  Each of the loans sold during these periods was designated for sale upon origination.  The loans sold during the quarter ended June 30, 2007 had a weighted average term to the earlier of maturity or next repricing of 11.2 years.

Non-interest expense totaled $11.2 million during the quarter ended June 30, 2007, up $671,000 from the June 2006 quarter and relatively unchanged from the March 2007 quarter.  The growth in non-interest expense from the June 2006 quarter resulted primarily from salary and benefit increases.  Non-interest expense to average assets was 1.37% in the June 2007 quarter, compared to 1.34% for the quarter ended June 30, 2006 and 1.40% for the quarter ended March 31, 2007.

The effective tax rate was 35.8% for the quarter ended June 30, 2007, 35.1% for the quarter ended June 30, 2006, and 35.9% for the quarter ended March 31, 2007.  The effective tax rate is expected to approximate 36.0% for the year ending December 31, 2007.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $111.0 million during the quarter ended June 30, 2007. The average rate on real estate loan originations during the quarter was 6.59%, compared to 6.44% during the quarter ended June 30, 2006 and 6.34% during the quarter ended March 31, 2007.

Real estate loan prepayments and amortization during the June 2007 quarter approximated 10% of the real estate loan portfolio on an annualized basis, compared to 16% during the June 2006 quarter and 11% during the March 2007 quarter.

Non-performing loans were $2.9 million at June 30, 2007, representing only 0.11% of total loans, relatively unchanged from March 31, 2007.

DEPOSITS

As a result of ongoing promotional activities, deposits increased $26.7 million during the second quarter of 2007.  Core (non-certificate) deposits increased $57.3 million, or 22% annualized.  The growth in core deposits was experienced primarily in money market accounts.  Certificates of deposit declined by $30.6 million.

Average deposits per branch approximated $105 million at June 30, 2007, up from $92 million at June 30, 2006 and $103 million at March 31, 2007.  The loan-to-deposit ratio was 126% at June 30, 2007, compared to 138% at June 30, 2006 and 126% at March 31, 2007.  The increase in average deposits per branch at June 30, 2007 compared to March 31, 2007 resulted from the $26.7 million growth in deposits during the period.  Core deposits comprised 51% of total deposits at June 30, 2007, up from both 47% at June 30, 2006 and 49% at March 31, 2007 (reflecting growth of $61.3 million in money markets during the quarter ended June 30, 2007).

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at June 30, 2007 was $275.2 million, or 8.47% of total assets, compared to $285.2 million, or 8.64% of total assets, at March 31, 2007. The decline during the second quarter resulted from $11.0 million in treasury stock repurchases during the period.

During the second quarter of 2007, the Company repurchased into treasury 819,526 shares, or 2.3%, of its common stock outstanding at March 31, 2007.   As of June 30, 2007, the Company had an additional 441,626 shares remaining eligible for repurchase under its eleventh stock repurchase program, approved in December 2005.  On June 21, 2007, the Company announced its Twelfth Stock Repurchase Program, which authorizes the purchase, at the discretion of management, of up to 1,787,665 shares of its common stock.

After outlays for dividends paid to shareholders and share repurchases, by the end of the second quarter of 2007 the Company’s tangible stockholders' equity had declined to $226.4 million, compared to $235.8 million at March 31, 2007.  The quarterly cash dividend paid in May 2007 represented a payout ratio of 82% of second quarter 2007 earnings.  At June 30, 2007, tangible stockholders’ equity was 7.06% of tangible assets and the tangible book value per share was $6.42.

For the quarter ended June 30, 2007, the return on average stockholders’ equity was 8.06%, the return on average tangible equity was 9.77%, and the cash return on average tangible equity was 10.58%.

OUTLOOK

At present, the overall yield on the Company's interest-earning assets is rising.  The average yield on interest-earning assets, excluding the effects of prepayment and late fee income, rose on a linked quarter basis, from 5.65% to 5.69%.  This trend appears likely to continue, as over $433 million in portfolio mortgage loans with a "below current market" weighted average coupon of 5.42% contractually reprice or mature between July 1, 2007 and December 31, 2008.  During the year ending December 31, 2009, an additional $805 million in mortgage loans with a weighted average coupon of 5.40% are scheduled to reprice.  These loan repricings and maturities provide a potentially significant boost to overall portfolio yields.

The average cost of deposits rose slightly from 3.54% during the March 31, 2007 quarter to 3.62% during the June 2007 quarter.  This trend is likely to diminish during the remainder of 2007, as inflows from promotional activity are expected to decline from the first six months of 2007, and a large portion of the promotional deposits added during the first six months of 2007 are expected to reprice below their current promotional cost.

Prepayment and amortization rates, which approximated 10.4% during the first six months of 2007, are expected to remain in the 10% to 12% range during the remainder of 2007.  At June 30, 2007, the real estate loan commitment pipeline approximated $127.6 million, including $20.5 million of loan commitments intended for sale to Fannie Mae.  The portfolio loan pipeline had a weighted average interest rate of 6.35%.

Operating expenses are expected to approximate $11.6 million in the third quarter of 2007.  The Company is positioned to be opportunistic in the purchase of its own shares should conditions warrant.  Based on this outlook, the Company expects third quarter 2007 earnings per diluted share to again be in the range of $0.15 to $0.17.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company") had $3.25 billion in consolidated assets as of June 30, 2007, and is the parent company of The Dime Savings Bank of Williamsburgh (the "Bank").  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	June 30,
	2007	December 31,
	(Unaudited)	2006
ASSETS:
Cash and due from banks	$ 52,605	$ 26,264
Investment securities held to maturity	160	235
Investment securities available for sale	25,573	29,548
Mortgage-backed securities available for sale	137,361	154,437
Federal funds sold and other short-term investments	94,650	78,752
Real Estate Loans:
One-to-four family and cooperative apartment	149,467	153,847
Multifamily and underlying cooperative	1,869,261	1,855,106
Commercial real estate	703,349	666,927
Construction	34,285	23,340
Unearned discounts and net deferred loan fees	1,266	1,048
Total real estate loans	2,757,628	2,700,268
Other loans	2,620	2,205
Allowance for loan losses	(15,405)	(15,514)
Total loans, net	2,744,843	2,686,959
Loans held for sale	250	1,200
Premises and fixed assets, net	23,471	22,886
Federal Home Loan Bank of New York capital stock	26,429	31,295
Goodwill	55,638	55,638
Other assets	89,392	86,163
TOTAL ASSETS	$ 3,250,372	$ 3,173,377
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$141,681	$130,734
Savings	289,408	298,522
Money Market	678,457	514,607
Sub-total	1,109,546	943,863
Certificates of deposit	1,086,190	1,064,669
Total Due to Depositors	2,195,736	2,008,532
Escrow and other deposits	56,653	46,373
Securities sold under agreements to repurchase	120,160	120,235
Federal Home Loan Bank of New York advances	461,500	571,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	43,961	38,941
TOTAL LIABILITIES	2,975,175	2,882,746
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,897,016 shares and 50,862,867 shares issued at June 30, 2007 and December 31, 2006, respectively, and 35,257,519 shares
and 36,456,354 shares outstanding at June 30, 2007 and December 31, 2006, respectively)	509	509
Additional paid-in capital	207,355	206,601
Retained earnings	285,458	285,420
Unallocated common stock of Employee Stock Ownership Plan	(4,280)	(4,395)
Unearned common stock of Recognition and Retention Plan	(3,458)	(3,452)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (15,639,497 shares and 14,406,513 shares at June 30, 2007
and December 31, 2006, respectively)	(195,392)	(179,011)
Accumulated other comprehensive loss, net	(7,054)	(7,100)
TOTAL STOCKHOLDERS' EQUITY	275,197	290,631
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,250,372	$3,173,377

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Interest income:
Loans secured by real estate	$40,697	$40,250	$39,844	$80,947	$77,683
Other loans	42	45	45	87	94
Mortgage-backed securities	1,435	1,512	1,753	2,947	3,598
Investment securities	377	442	469	819	951
Federal funds sold and other
short-term investments	2,793	2,469	1,522	5,262	2,678
Total interest income	45,344	44,718	43,633	90,062	85,004
Interest expense:
Deposits and escrow	19,576	18,161	13,554	37,737	25,050
Borrowed funds	8,099	8,671	9,228	16,770	18,662
Total interest expense	27,675	26,832	22,782	54,507	43,712
Net interest income	17,669	17,886	20,851	35,555	41,292
Provision for loan losses	60	60	60	120	120
Net interest income after
provision for loan losses	17,609	17,826	20,791	35,435	41,172

Non-interest income:
Service charges and other fees	1,282	1,355	1,457	2,637	2,954
Net gain on sales and
redemptions of assets	223	244	1,317	467	2,194
Other	882	891	919	1,773	1,705
Total non-interest income	2,387	2,490	3,693	4,877	6,853
Non-interest expense:
Compensation and benefits	6,198	6,450	5,804	12,648	11,672
Occupancy and equipment	1,512	1,495	1,379	3,007	2,791
Other	3,489	3,303	3,345	6,792	6,513
Total non-interest expense	11,199	11,248	10,528	22,447	20,976

Income before taxes	8,797	9,068	13,956	17,865	27,049
Income tax expense	3,152	3,251	4,896	6,403	9,581

Net Income	$5,645	$5,817	$9,060	$11,462	$17,468

Earnings per Share:
Basic	$0.17	$0.17	$0.26	$0.33	$0.50
Diluted	$0.17	$0.17	$0.26	$0.33	$0.50

Average common shares
outstanding for Diluted EPS	34,123,887	34,625,905	35,202,812	34,373,520	35,287,490

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP and tangible stockholders' equity can be found in the Company's audited financial statements for the year ended December 31, 2006.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Net income as reported	$ 5,645	$ 5,817	$ 9,060	$ 11,462	$ 17,468
Pre-tax net (gain) loss on sale of securities and other assets	-	-	(1,064)	-	(1,542)
Pre-tax income from borrowings restructuring	-	-	-	-	(43)
Tax effect of adjustments	-	-	378	-	568
Core Earnings	$ 5,645	$ 5,817	$ 8,374	$ 11,462	$ 16,451
Cash Earnings Additions :
Non-cash stock benefit plan expense	466	325	358	791	725
Core Cash Earnings	$ 6,111	$ 6,142	$ 8,732	$ 12,253	$ 17,176
Performance Ratios (Based upon Core Cash Earnings)
Core Cash EPS (Diluted)	$ 0.18	$ 0.18	$ 0.25	$ 0.36	$ 0.49
Core Cash Return on Average Assets	0.75%	0.76%	1.11%	0.76%	1.10%
Core Cash Return on Average Tangible Stockholders' Equity	10.58%	10.35%	14.46%	10.46%	14.30%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.17	$0.17	$0.26	$ 0.33	$0.50
Return on Average Assets	0.69%	0.72%	1.16%	0.71%	1.12%
Return on Average Stockholders' Equity	8.06%	8.12%	12.37%	8.09%	11.96%
Return on Average Tangible Stockholders' Equity	9.77%	9.80%	15.00%	9.79%	14.55%
Net Interest Spread	1.81%	1.86%	2.36%	1.83%	2.36%
Net Interest Margin	2.27%	2.33%	2.79%	2.30%	2.77%
Non-interest Expense to Average Assets	1.37%	1.40%	1.34%	1.39%	1.34%
Efficiency Ratio	56.47%	55.87%	45.33%	56.17%	45.65%
Effective Tax Rate	35.83%	35.85%	35.08%	35.84%	35.42%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.17	$ 0.17	$ 0.24	$ 0.33	$ 0.47
Core Return on Average Assets	0.69%	0.72%	1.07%	0.71%	1.05%
Core Return on Average Stockholders' Equity	8.06%	8.12%	11.44%	8.09%	11.27%
Core Return on Average Tangible Stockholders' Equity	9.77%	9.80%	13.87%	9.79%	13.70%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.81	$ 7.91	$ 7.97	$ 7.81	$ 7.97
Tangible Book Value Per Share	6.42	6.54	6.58	6.42	6.58

Average Balance Data:
Average Assets	$ 3,267,736	$ 3,214,322	$ 3,134,815	$ 3,241,029	$ 3,126,816
Average Interest Earning Assets	3,117,578	3,069,158	2,992,772	3,093,368	2,979,675
Average Stockholders' Equity	280,282	286,411	292,882	283,347	292,054
Average Tangible Stockholders' Equity	231,127	237,363	241,554	234,265	240,182
Average Loans	2,752,200	2,708,758	2,658,556	2,730,479	2,643,946
Average Deposits	2,166,907	2,083,491	1,942,554	2,125,199	1,921,407

Asset Quality Summary:
Net charge-offs (recoveries)	($ 1)	($ 2)	$ 8	($ 3)	$ 19
Nonperforming Loans	2,937	2,878	2,885	2,937	2,885
Nonperforming Loans/ Total Loans	0.11%	0.11%	0.11%	0.11%	0.11%
Nonperforming Assets/Total Assets	0.09%	0.09%	0.09%	0.09%	0.09%
Allowance for Loan Loss/Total Loans	0.56%	0.57%	0.60%	0.56%	0.60%
Allowance for Loan Loss/Nonperforming Loans	524.51%	540.58%	555.74%	524.51%	555.74%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	7.06%	7.24%	7.87%	7.06%	7.87%
Tangible Capital Ratio (Bank Only)	9.13%	8.81%	9.39%	9.13%	9.39%
Leverage Capital Ratio (Bank Only)	9.13%	8.81%	9.39%	9.13%	9.39%
Risk Based Capital Ratio (Bank Only)	12.83%	12.41%	13.38%	12.83%	13.38%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		June 30, 2007			March 31,2007		June 30, 2006
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real estate loans	$2,750,429	$40,697	5.92%	$2,706,863	$40,250	5.95%	$2,656,658	$39,844	6.00%
Other loans	1,771	42	9.49	1,895	45	9.50	1,898	45	9.48
Mortgage-backed securities	146,181	1,435	3.93	154,655	1,512	3.91	182,101	1,753	3.85
Investment securities	25,534	377	5.91	30,062	442	5.88	31,023	469	6.05
Other short-term investments	193,663	2,793	5.77	175,683	2,469	5.62	121,092	1,522	5.03
Total interest earning assets	3,117,578	$45,344	5.82%	3,069,158	$44,718	5.83%	2,992,772	$43,633	5.84%
Non-interest earning assets	150,158			145,164			142,043
Total assets	$3,267,736			$3,214,322			$3,134,815

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$42,705	$186	1.75%	$36,080	$120	1.35%	$36,778	$91	0.99%
Money Market accounts	636,893	6,103	3.84	567,020	5,123	3.66	452,288	2,578	2.29
Savings accounts	293,759	449	0.61	295,950	425	0.58	325,403	476	0.59
Certificates of deposit	1,097,137	12,838	4.69	1,089,761	12,493	4.65	1,030,354	10,409	4.05
Total interest bearing deposits	2,070,494	19,576	3.79	1,988,811	18,161	3.70	1,844,823	13,554	2.95
Borrowed Funds	698,765	8,099	4.65	752,622	8,671	4.67	783,544	9,228	4.72
Total interest-bearing liabilities	2,769,259	27,675	4.01%	2,741,433	26,832	3.97%	2,628,367	22,782	3.48%
Checking accounts	96,413			94,680			97,731
Other non-interest-bearing liabilities	121,782			91,798			115,835
Total liabilities	2,987,454			2,927,911			2,841,933
Stockholders' equity	280,282			286,411			292,882
Total liabilities and stockholders' equity	$3,267,736			$3,214,322			$3,134,815
Net interest income		$17,669			$17,886			$20,851
Net interest spread			1.81%			1.86%			2.36%
Net interest-earning assets	$348,319			$327,725			$364,405
Net interest margin			2.27%			2.33%			2.79%
Ratio of interest-earning assets
to interest-bearing liabilities			112.58%			111.95%			113.86%

Deposits (including non-ineterest bearing
checking accounts)	$ 2,166,907	$ 19,576	3.62%	$ 2,083,491	$ 18,161	3.54%	$ 1,942,554	$ 13,554	2.80%
Interest earning assets (excluding prepayment fees and late charges)			5.69%			5.65%			5.54%